Exhibit 16(b)(i)

Execution Version

WELLS FARGO BANK, NATIONAL ASSOCIATION 125 High Street, 11th Floor Boston, Massachusetts 02110	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179

Highly Confidential

December 22, 2024

Norse Holdings, Inc.

1617 Sixth Avenue

Seattle, Washington 98101

c/o Norse Holdings, Inc.

Project Norse

$1,200 million ABL Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo”), , JPMorgan Chase Bank, N.A. (“JPMorgan” and together with Wells Fargo, the “Initial Commitment Parties” and, together with each other person, if any, added as a commitment party after the date of this Commitment Letter, “we” or “us” and each, a “Commitment Party”) Norse Holdings, Inc., a domestic entity (“you” or “Holdings”) formed at the direction of a group composed of Erik and Peter Nordstrom, certain other members of the Nordstrom family and related trusts (“Nordstrom Family”), and El Puerto de Liverpool S.A.B. de C.V. (“Liverpool,” and collectively with the Nordstrom Family, the “Buyer Group”), intends, directly or indirectly, to acquire Nordstrom, Inc. (the “Company” and, together with its subsidiaries, the “Acquired Business”) and to consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the exhibits hereto.

1.	Commitments.

In connection with the Transactions, Wells Fargo and JPMorgan (in such capacity, each an “Initial ABL Lender” and, together, the “Initial ABL Lenders”), commit to provide severally and not jointly the amount set forth next to its name in the table below of the ABL Facility on the terms set forth in the Term Sheet attached hereto as Exhibit B.

Initial ABL Lender	ABL Facility Commitment	Commitment Percentage of ABL Facility
Wells Fargo	$600,000,000.00	50%
JPMorgan	$600,000,000.00	50%

1	Project Norse – Commitment Letter

The ABL Facility will contain the terms set forth on the Term Sheet, and the commitments of each Initial ABL Lender are subject only to the conditions set forth on the Conditions Annex (as defined below). The commitments with respect to the ABL Facility are on a several, and not joint and several, basis.

This commitment letter, together with the Term Sheet and the other attachments hereto and thereto, is referred to herein as this “Commitment Letter.” This Commitment Letter and the Fee Letters (as defined below in Section 5), together, are referred to herein as the “Commitment Papers.”

2.	Titles and Roles.

It is agreed that (a) Wells Fargo and JPMorgan will act as joint lead arrangers and bookrunning managers for the ABL Facility (in such capacities, collectively the “Lead Arrangers”, and each a “Lead Arranger”). It is further understood and agreed that (x) Wells Fargo will have “lead left” and “highest” placement on all marketing materials relating to the ABL Facility and will perform the duties and, to the extent not inconsistent with the other terms of this Commitment Letter, exercise the authority conventionally understood to be associated with such role, and (y) JPMorgan will receive “second placement” in any listing of Lead Arrangers for the ABL Facility and (b) Wells Fargo will act as sole administrative agent and collateral agent for the ABL Facility (in such capacity, the “ABL Administrative Agent”). You agree that JPMorgan may perform its responsibilities as a Lead Arranger through its affiliate, J.P. Morgan Securities LLC.

No other agents, co-agents, lead arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation to any of the foregoing or any Commitment Party (other than compensation expressly contemplated by the Commitment Papers) will be paid in order to obtain a commitment to participate in the ABL Facility unless you and we agree in writing.

3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the execution of the ABL Facility Documentation (as defined in Exhibit C to this Commitment Letter), to syndicate all or a portion of the commitments with respect to the ABL Facility to a group of banks, financial institutions and other institutional lenders that are identified by the Lead Arrangers and subject to your prior consent (such consent not to be unreasonably withheld or delayed) (together with the Initial ABL Lenders, the “ABL Lenders”). The Lead Arrangers will not syndicate the commitments or any portion thereof to the following entities (collectively, the “Disqualified Lenders”):

(a)	those entities identified by or on behalf of you in writing, from time to time, as competitors of the Acquired Business;

(b)	any persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital and such other persons that are, in each case, identified in writing by or on behalf of you to us on or prior to the date hereof or with the consent of the ABL Administrative Agent, by the Borrower in writing at any time on and after the Closing Date;

(c)	any person that is an affiliate of the entities described in the preceding clauses (a) and (b) (other than any bona fide debt fund affiliates thereof (except to the extent separately identified under clause (a) or (b) above)); provided that such person is either reasonably identifiable as an affiliate solely on the basis of its name or is identified in writing to us by or on behalf of you; and

2	Project Norse – Commitment Letter

(d)	“Excluded Affiliates” (as defined below).

No Disqualified Lender may become an ABL Lender or have any commitment or right (including a participation right) with respect to the ABL Facility; provided that, to the extent persons are identified as Disqualified Lenders in writing by you after the date of this Commitment Letter (or, if after the Closing Date, by you to the ABL Administrative Agent) pursuant to clauses (a) or (c) above, the inclusion of such persons as Disqualified Lenders shall not retroactively apply to prior assignments or participations made in compliance with applicable assignment or participation provisions. Notwithstanding the Lead Arrangers’ right to syndicate the ABL Facility and receive commitments with respect thereto, (i) no Initial ABL Lender will be relieved, released or novated from its obligations under the Commitment Papers in connection with any syndication, assignment or participation of the ABL Facility, including its commitments and obligations to fund such ABL Facility, until after the initial funding under the ABL Facility has occurred (or, if there is no funding of the ABL Facility on the Closing Date, the date of the effectiveness of the ABL Facility), (ii) no assignment or novation will become effective (as between you and the Initial ABL Lenders) with respect to all or any portion of the Initial ABL Lenders’ commitments in respect of the ABL Facility until the initial funding of the ABL Facility has occurred (or, if there is no funding of the ABL Facility on the Closing Date, the date of the effectiveness of the ABL Facility) and (iii) unless you otherwise expressly agree in writing, the Initial ABL Lenders will retain exclusive control over all rights and obligations with respect to their commitments in respect of the ABL Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the ABL Facility has occurred (or, if there is no funding of the ABL Facility on the Closing Date, the date of the effectiveness of the ABL Facility).

The Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter and, as part of their syndication efforts, it is the Lead Arrangers’ intent to have ABL Lenders commit to the ABL Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). You agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a Successful ABL Syndication (as defined in the Arranger Fee Letter) until the date that is the earlier of (a) 60 days after the Closing Date and (b) the date on which a Successful ABL Syndication is achieved (such earlier date, the “Syndication Date”). Such assistance shall be limited to the following (and subject to the second to last paragraph of this Section 3), upon request:

(i)	your using your commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Acquired Business;

(ii)	direct contact between your senior management (and you using your commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement, to arrange for direct contact with senior management of the Company) and the proposed ABL Lenders at times and locations to be mutually agreed upon (which meeting may be virtual);

(iii)	your assistance (and your using your commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement, to cause the Company to assist) in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) for the ABL Facility and other customary marketing materials to be used in connection with the syndication of the ABL Facility; provided that (A) the Confidential Information Memorandum and such marketing materials will be in a form consistent with confidential offering memoranda and marketing materials used in recent similar transactions, (B) such assistance shall require delivery by you only of such information as is customarily delivered by a borrower in debt facilities such as the ABL Facility and (C) such assistance shall not require delivery of any information customarily provided by a financing source in the preparation of such Confidential Information Memorandum;

3	Project Norse – Commitment Letter

(iv)	the hosting, with the Lead Arrangers, of one meeting (which may be held by telephone, video or other electronic method) for the ABL Facility of prospective ABL Lenders at times and locations to be mutually agreed upon; and

(v)	using commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement, to ensure that the ABL Administrative Agent has sufficient access to the Acquired Business to complete a field examination and inventory appraisal with respect to assets to be included in the Borrowing Base;

Until the Syndication Date:

(A)	you agree to ensure that there will not be any competing issuances of your and your subsidiaries’ debt securities or your or your subsidiaries’ commercial bank or other credit facilities (and to use your commercially reasonable efforts to ensure that there will not be any such competing issues or facilities of the Acquired Business), in each case being offered, placed or arranged that would reasonably be expected to materially impair the primary syndication of the ABL Facility prior to the later of the Closing Date and the Syndication Date without the prior written consent of the Lead Arrangers (it being agreed that this clause (A) will not apply to any indebtedness (1) under the ABL Facility, (2) under a credit facility or other debt instrument made available to Holdings by Liverpool or any of its affiliates in connection with the Acquisition (the “Parent SPV Loan”), (3) under any credit facility made available to Liverpool or an affiliate thereof in connection with the Acquisition (each a “Liverpool Loan”) or (4) permitted to be incurred prior to the Closing Date, or remain outstanding on or after the Closing Date, pursuant to the terms of the Acquisition Agreement and it being understood and agreed that the Acquired Business’ ordinary course debt, drawings on existing commitments under the existing credit agreement, short-term working capital facilities and ordinary course capital leases, deferred purchase price obligations, surety bonds, bank guarantees, hedging arrangements, purchase money and equipment financings will not materially impair the primary syndication of the ABL Facility); and

(B)	you agree to provide (and to use your commercially reasonable efforts to cause the Acquired Business to provide) to the Lead Arrangers all customary information reasonably available to you with respect to (i) you, (ii) the Acquired Business, (iii) your and its respective subsidiaries and (iv) the Transactions, including projections of the type customarily included in a “private side” bank book (such projections, together with financial estimates, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the syndication of the ABL Facility; provided, that the only other Projections, financial statements and other financial information that shall be required to be provided to the Lead Arrangers shall be the Projections, financial statements and other financial information already provided as of the date hereof or required to be delivered pursuant to paragraph 4 of the Conditions Annex attached hereto.

For the avoidance of doubt, you will not be required to provide (or to cause any person to provide) any trade secrets or information to the extent that the provision thereof would violate any law, rule or regulation, fiduciary duty, binding agreement, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Acquired Business or any of your or its respective affiliates (so long as such obligation is not entered into in contemplation of this provision); provided that, in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arrangers promptly upon obtaining knowledge that such information is being withheld, and you shall use your commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided, further, that the representation and warranty made by you with respect to information in Section 4 shall not be affected in any way by your decision not to provide such information.

4	Project Norse – Commitment Letter

Neither the commencement nor the completion of any syndication of the ABL Facility (including the Successful ABL Syndication) nor compliance with the foregoing provisions of this Section 3, will constitute a condition to the commitments of the Initial ABL Lenders hereunder or the funding of the ABL Facility on the Closing Date (or, if there is no funding of the ABL Facility on the Closing Date, the date of the effectiveness of the ABL Facility). We acknowledge that the Acquired Business and/or its affiliates are not restricted from incurring debt or liens prior to the date or time that the Acquisition is required to be consummated pursuant to the terms of the Acquisition Agreement (the “Acquisition Date”), except as specifically set forth in the Acquisition Agreement, and that prior to the Acquisition Date, the Acquired Business is obligated to assist with respect to the ABL Facility, and any other financing for the Transactions, only to the extent set forth in the Acquisition Agreement, and the extent of such restrictions and assistance (as set forth in the Acquisition Agreement) is acceptable to us. Your obligations under the Commitment Papers to use “commercially reasonable efforts” (a) to take any action shall not require you or any of your affiliates to make any equity contribution in excess of the Minimum Equity Contribution (as defined Exhibit A) or to incur any fee not specifically contemplated by the Commitment Papers (including any “market flex” provisions) and (b) to cause the Acquired Business or their respective management or affiliates to take (or to refrain from taking) any action is subject to the terms of the Acquisition Agreement, and it will not require you, under any circumstances, to commence any litigation or to take any action that is not practical, appropriate or reasonable in light of the circumstances or in contravention of the terms of the Acquisition Agreement, to take any action that would reasonably be expected to permit the Acquisition Agreement to be terminated or to commence litigation with respect to the Acquisition Agreement. Prior to the Closing Date, your obligations to cause the Acquired Business to take (or refrain from taking) any action shall be limited to your commercially reasonable efforts.

Except as set forth above, the Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the ABL Facility, including (a) decisions as to the selection of institutions reasonably acceptable to you to be approached, which will exclude Disqualified Lenders, (b) subject to your prior written consent (such consent not to be unreasonably withheld or delayed), when they will be approached, (c) when their commitments will be accepted, (d) which institutions will participate (which will exclude Disqualified Lenders and be subject to your consent rights and rights of appointment set forth above), (e) subject to your prior written consent (such consent not to be unreasonably withheld or delayed), the allocation of the commitments among the ABL Lenders and (f) the amount and distribution of fees among the ABL Lenders.

5	Project Norse – Commitment Letter

4.	Information.

You hereby represent (with respect to information provided by or concerning the Acquired Business or its operations or assets prior to the Closing Date, to your knowledge) that (a) all written information and written data (other than the Projections and information of a general economic or industry nature (the “Information”)) that has been or will be made available to the Commitment Parties by or on your behalf, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made (in each case, after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Lead Arrangers by or on your behalf, when taken as a whole, have been or will be prepared, in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time any such Projections are delivered to the Lead Arrangers; it being understood that (1) Projections are predictions as to future events and are not to be viewed as facts, (2) Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, the Buyer Group and the Acquired Business, (3) no assurance can be given that any particular Projections will be realized and (4) actual results may differ significantly and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will supplement, and will use your commercially reasonable efforts to cause the Company to supplement, the Information and the Projections so that such representations will be correct in all material respects under those circumstances; provided that any such supplementation shall cure any breach of such representations. In arranging and syndicating the ABL Facility, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof, and the Lead Arrangers do not assume responsibility for the accuracy or completeness of the Information or Projections. For the avoidance of doubt, the accuracy of the representations set forth above is not a condition precedent to the commitments hereunder or the funding of the ABL Facility on the Closing Date.

You acknowledge that (a) we may make available the Information and the Projections to a proposed syndicate of ABL Lenders (other than Disqualified Lenders) by posting the Information or the Projections on IntraLinks or another similar electronic system (the “Platform”), in each case, subject to a market standard “click through” or similar confidentiality agreement, and (b) certain ABL Lenders (each, a “Public Lender”) may not wish to receive information with respect to you, the Acquired Business and your and their respective subsidiaries or your and their respective securities that is not publicly available or has not been made (or would not be expected to be made) available to investors in connection with a Rule 144A or public offering of the Initial Borrower’s or the Company’s securities (“material non-public information”). At the request of the Lead Arrangers, you agree to use your commercially reasonable efforts to assist us in preparing an additional version of the Confidential Information Memorandum (the public-side version) to be used by Public Lenders, that will include no material non-public information with respect to you, the Acquired Business or your or their respective subsidiaries or your and their respective securities for purposes of United States federal and state securities laws. It is understood that in connection with the assistance described above, (i) to the extent reasonably requested by the Lead Arrangers, you agree to deliver (and to use your commercially reasonable efforts to cause the Company to deliver) a customary authorization letter to be included in each Confidential Information Memorandum in a form customarily included in the Confidential Information Memorandum for senior secured bank financings (provided, that the customary “10b-5” representation in such authorization letter will be consistent with the representations set forth in the preceding paragraph of this Commitment Letter (provided, that, for the avoidance of doubt, such representation shall not contain a knowledge qualifier)) that authorizes the distribution of such Confidential Information Memorandum to prospective ABL Lenders (other than Disqualified Lenders) and confirms that the public-side version does not include material non-public information with respect to you, the Initial Borrower, the Acquired Business, your or their respective subsidiaries or your or their respective securities for purposes of United States federal and state securities laws; (ii) each Confidential Information Memorandum will exculpate you, the Buyer Group, the Acquired Business and us and your and our respective affiliates with respect to the content and the use of such Confidential Information Memorandum or any related marketing material by the recipients thereof; (iii) the public-side version of the Confidential Information Memorandum and information provided to Public Lenders, subject to the confidentiality and other provisions of this Commitment Letter, may include the following information, except to the extent you notify (including by email) us to the contrary (prior to their distribution) and provided that you have been given a reasonable opportunity to review such public-side version and comply with U.S. Securities and Exchange Commission disclosure requirements: (A) drafts and final ABL Facility Documentation (other than fee letters) and customary marketing term sheets that have been approved by you (such approval not to be unreasonably withheld or delayed), (B) administrative materials prepared by the Lead Arrangers for prospective ABL Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (C) notification of changes in the terms of the ABL Facility; (iv) at our request, you agree to use your commercially reasonable efforts to identify information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; and (v) we will be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable for posting only on the portion of the Platform not available to or accessible by Public Lenders. If you advise us that any of the foregoing items should not be distributed to Public Lenders, the Lead Arrangers will not distribute such materials to Public Lenders without your consent.

6	Project Norse – Commitment Letter

5.	Fees.

As consideration for the commitments and agreements of each Initial ABL Lender and each Lead Arranger’s and other agents’ agreements to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the fee letter dated as of the date hereof between you and the Lead Arrangers (the “Arranger Fee Letter”) and the fee letter dated as of the date hereof between you and Wells Fargo (the “Wells Fargo Agent Fee Letter” and together with the Arranger Fee Letter, the “Fee Letters”) and in the term sheets attached to this Commitment Letter. Once paid, such fees will not be refundable under any circumstances, except as otherwise contemplated by the Fee Letters or otherwise agreed in writing by the parties hereto.

6.	Conditions Precedent.

The commitments of each Initial ABL Lender with respect to the ABL Facility and each Lead Arranger’s and each agent’s agreements to perform the services described herein are subject solely to the satisfaction (or waiver by the Lead Arrangers) of the conditions precedent explicitly set forth on the exhibit to this Commitment Letter labeled “Conditions Annex” (such conditions, the “Financing Conditions,” and such exhibit, the “Conditions Annex”). Upon satisfaction (or waiver by the Lead Arrangers) of such conditions, the initial funding of the ABL Facility shall occur (or, if there is no funding of the ABL Facility on the Closing Date, the date of the effectiveness of the ABL Facility), it being understood that there are no conditions (implied or otherwise) to the commitments hereunder and there will be no conditions (implied or otherwise) under the ABL Facility Documentation to the funding of the ABL Facility on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letters or the ABL Facility Documentation, other than those that are expressly stated on the Conditions Annex.

7	Project Norse – Commitment Letter

Notwithstanding anything in the Commitment Papers (including each of the exhibits attached thereto), the ABL Facility Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, the following provisions (the “Certain Funds Provisions”) will apply:

(a) the only representations and warranties the making and accuracy of which will be a condition to the initial funding of the ABL Facility on the Closing Date (or, if there is no funding of the ABL Facility on the Closing Date, the effectiveness of the ABL Facility) will be the Acquisition Agreement Representations and the Specified Representations; provided, that a failure of any Acquisition Agreement Representation to be accurate will not result in a failure of a Financing Condition or a default under the ABL Facility Documentation, unless such failure gives (or gave) you (or your affiliates) the right pursuant to the terms of the Acquisition Agreement (taking into account any notice, grace periods and cure provisions) to terminate the Acquisition Agreement in accordance with its terms or the right pursuant to the terms of the Acquisition Agreement to decline to consummate the Acquisition, in each case, in accordance with its terms and without any liability to and without resulting in the payment of any fees, liquidated damages or other amounts by you or any affiliate under the Acquisition Agreement;

(b) the terms of the ABL Facility Documentation and the Closing Deliverables for the ABL Facility will be subject to the ABL Documentation Principles (as defined in Exhibit B to this Commitment Letter), will contain no conditions to the initial funding of the ABL Facility other than the Financing Conditions, and in any event will be in a form such that they do not impair the availability of the ABL Facility on the Closing Date if the Financing Conditions are satisfied (or waived by the Lead Arrangers); it being understood that to the extent any security interest in any Collateral (as defined in Exhibit B to this Commitment Letter) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the certificated equity interests, if any, of the Initial Borrower and the Company (to the extent required by the Term Sheet and for which a security interest can be perfected by delivering certificates evidencing such certificated equity interests); provided that, to the extent that you have used commercially reasonable efforts to procure the delivery thereof on or prior to the Closing Date, such certificated equity interests of the Company will only be required to be delivered on the Closing Date pursuant to the terms set forth above if such certificates are actually received from the Company and (2) in other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code), after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the availability of the ABL Facility on the Closing Date, but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the ABL Administrative Agent and the Borrower acting reasonably without any requirement for ABL Lender consent, but in any event not later than 90 days after the Closing Date or such longer period as may be agreed by the ABL Administrative Agent and the Borrower acting reasonably; and

(c) there are no conditions (implied or otherwise) to the commitments and agreements hereunder (including compliance with the terms of the Commitment Papers or the ABL Facility Documentation), other than the Financing Conditions, and upon satisfaction (or waiver by the Lead Arrangers) of the Financing Conditions, the ABL Administrative Agent and the Initial ABL Lenders and each other party thereto will execute and deliver the ABL Facility Documentation to which it is a party and the initial funding under the ABL Facility will occur (or, if there is no funding of the ABL Facility on the Closing Date, the effectiveness of the ABL Facility).

“Acquisition Agreement Representations” means such of the representations and warranties made by the Acquired Business with respect to the Acquired Business in the Acquisition Agreement to the extent a breach of such representations and warranties is material and adverse to the interests of the Initial ABL Lenders (in their capacities as such), but only to the extent that you (or your affiliates) have the right to terminate pursuant to the terms of the Acquisition Agreement (taking into account any notice, grace periods and cure provisions) the Acquisition Agreement or the right pursuant to the terms of the Acquisition Agreement to decline to consummate the Acquisition (in each case, in accordance with the terms thereof and without any liability to and without resulting in the payment of any fees, liquidated damages or other amounts by you or any affiliate under the Acquisition Agreement) as a result of a breach of such representations and warranties in the Acquisition Agreement.

8	Project Norse – Commitment Letter

“Specified Representations” means the representations and warranties of the Loan Parties (as defined in Exhibit B) set forth in the ABL Facility Documentation relating to their organizational existence of the Loan Parties, organizational power and authority (only as to execution, delivery and performance of the ABL Facility Documentation), their due authorization, execution, delivery and enforceability (against them) of the ABL Facility Documentation, solvency of the Borrower and its Subsidiaries on a consolidated basis as of the Closing Date after giving effect to the Transactions (consistent with the solvency certificate attached to this Commitment Letter), no conflicts of ABL Facility Documentation (only as to execution, delivery and performance of the ABL Facility Documentation and the extensions of credit thereunder) with their charter documents (as in effect upon consummation of, or immediately after consummation of, the Acquisition and the adoption of any related resolutions), compliance of the Transactions with Federal Reserve margin regulations, the Investment Company Act, the Patriot Act, use of proceeds not violating OFAC and the FCPA and the creation, validity and perfection of security interests in the Collateral (subject to Permitted Liens and the Certain Funds Provisions). Notwithstanding anything to the contrary contained herein, if any of the Specified Representations are qualified or subject to “material adverse effect”, the definition of “Material Adverse Effect” in the Acquisition Agreement shall apply for the purposes of any representations and warranties made, or to be made, on or as of the Closing Date.

7.	Indemnification; Limitation of Liability; Expenses.

You agree to indemnify and hold harmless each Commitment Party and its affiliates and controlling persons and the respective officers, directors, employees, partners, agents and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages and liabilities, joint or several, to which any such Indemnified Person actually incurred or suffered by such Indemnified Person, to the extent arising out of, resulting from or in connection with the Commitment Papers, the Transactions or the ABL Facility, or any claim, litigation, investigation or proceeding (each, an “Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto and whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person, promptly after receipt of a written request, together with customary backup documentation in reasonable detail, for any reasonable and documented out-of-pocket legal expenses (limited to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of any actual or perceived conflict of interest between Indemnified Persons where the Indemnified Persons affected by such conflict inform you of such conflict, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated, taken as a whole) or other reasonable and documented in reasonable detail out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent (a) resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Persons (as defined below) of such Indemnified Person, (b) arising from a material breach of the obligations of such Indemnified Person or any Related Indemnified Persons of such Indemnified Person under the Commitment Papers or the ABL Facility Documentation, including the failure to fund the ABL Facility upon satisfaction or waiver of the Financing Conditions (in the case of clauses (a) and (b), as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (c) arising from any dispute among Indemnified Persons or any Related Indemnified Persons of the foregoing other than any Actions against any Commitment Party in its collective capacities or in fulfilling its role as an Initial ABL Lender, Lead Arranger, ABL Administrative Agent or other agent role under the ABL Facility and other than any claims arising out of any act or omission on the part of you or any of your affiliates. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return promptly any and all amounts paid under the indemnification provisions of this Commitment Letter to such Indemnified Person and its Related Indemnified Persons for any such losses, claims, damages, liabilities or expenses to the extent such Indemnified Person and its Related Indemnified Persons is not entitled to payment of such amounts in accordance with the terms hereof as finally determined by a final, non-appealable judgment of a court of competent jurisdiction, and, to the extent not a party hereto, the agreement of an Indemnified Person to this provision is a condition to the indemnity provided herein.

9	Project Norse – Commitment Letter

Notwithstanding any other provision of this Commitment Letter (a) except to the extent resulting from the willful misconduct, bad faith or gross negligence of (or material breach of the Commitment Papers by) such Indemnified Person or any Related Indemnified Persons of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable judgment), no Indemnified Person will be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the Platform) and (b) neither any Indemnified Person, nor you or the Acquired Business (or any of their respective directors, officers, employees, controlling persons, controlled affiliates or agents) will be liable for any indirect, special, punitive or consequential damages in connection with the Commitment Papers, the ABL Facility, the Transactions (including the ABL Facility and the use of proceeds thereunder), or with respect to any activities or other transactions related to the ABL Facility; provided that, nothing in this clause (b) shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided in the immediately preceding paragraph, against any indirect, special, punitive or consequential damages asserted against such Indemnified Person by a third party.

You will not be liable for any settlement of any Action effected without your prior written consent (such consent not to be unreasonably withheld or delayed (it being understood that consent withheld for failure of any of the conditions in the immediately succeeding sentence to be true is reasonable)), but, if settled with your written consent or if there is a final judgment in any such Actions, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the indemnification provisions of this Commitment Letter. You will not, without the prior written consent of an Indemnified Person, effect any settlement of any Action in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Actions and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (a) any controlling person or controlled affiliate of such Indemnified Person, (b) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter or the ABL Facility.

Each Indemnified Person shall, in consultation with you, take all reasonable steps to mitigate any losses, claims, damages, liabilities and expenses and shall give (subject to confidentiality or legal restrictions) such information and assistance, in each case at your sole expense, to you as you may reasonably request in connection with any Proceeding.

10	Project Norse – Commitment Letter

Upon the Closing Date, you agree to reimburse each Commitment Party for its reasonable and documented in reasonable detail out-of-pocket expenses (including expenses of each Commitment Party’s due diligence investigation, syndication expenses, travel expenses and reasonable and documented out-of-pocket fees, disbursements and other charges of the single counsel to the Commitment Parties as identified in the Term Sheet, the reasonable and documented out-of-pocket fees, disbursements and other charges of an additional legal counsel to the ABL Administrative Agent in an amount not to exceed $150,000 and, if reasonably necessary, of a single local counsel to the Commitment Parties in each relevant material jurisdiction, which may be a single local counsel acting in multiple material jurisdictions and in the case of any actual or perceived conflict of interest, one additional counsel in each relevant material jurisdiction and the reasonable and documented expenses in connection with the field examinations and inventory appraisals conducted prior to the Closing Date or the date that the Commitment Letter is terminated, as applicable), in each case, incurred solely in connection with due diligence and the preparation, negotiation, execution and delivery of the Commitment Papers and the ABL Facility Documentation and any related definitive documentation, (collectively, the “Expenses”); provided that other than any reasonable and documented out-of-pocket expenses in connection with any collateral diligence/field exams, which for avoidance of doubt shall be payable whether or not the Closing Date occurs, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the application provisions contained in the ABL Facility Documentation upon execution thereof and thereafter shall have no further force and effect.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities; Binding Obligations.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities, and financial planning and benefits counseling) to other companies in respect of which the Acquired Business may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to such other companies. You also acknowledge that we do not have any obligation to use, in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from such other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not, directly or indirectly, give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that such Commitment Party has no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, each Commitment Party may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning the Acquired Business, and such affiliates will be entitled to the benefits afforded to, and subject to the obligations of (including, for the avoidance of doubt, confidentiality obligations), such Commitment Party under this Commitment Letter.

11	Project Norse – Commitment Letter

You further acknowledge that each Commitment Party and its affiliates may be a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Acquired Business and other companies with which the Buyer Group or the Acquired Business may have commercial or other relationships. With respect to any securities and/or financial instruments so held by each Commitment Party, its affiliates or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You will consult with your own advisors concerning such matters and will be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby.

We represent and warrant that the Commitment Papers constitute our legally valid and binding obligation to provide services and perform our other obligations set forth herein and to fund the ABL Facility upon satisfaction or waiver of the Financing Conditions, in each case, enforceable at law and in equity in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally); provided that it is acknowledged and agreed by each party hereto that the initial funding of the ABL Facility on the Closing Date will be subject solely to the Financing Conditions. You represent and warrant that the Commitment Papers constitute your legally valid and binding obligation, enforceable at law and in equity against you in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally); provided that nothing contained in the Commitment Papers obligates you or any of your affiliates to consummate any Transaction or to draw upon all or any portion of the ABL Facility.

9.	Assignments; Amendments; Governing Law, Etc.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the ABL Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the ABL Facility is subject only to the conditions precedent set forth in the Conditions Annex hereto and (ii) each of the Fee Letters is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

12	Project Norse – Commitment Letter

This Commitment Letter and the commitments hereunder are not assignable (except assignments by you to an affiliate that is a newly formed domestic “shell” company that consummates or intends to consummate the Acquisition and any other assignment that occurs as a matter of law in connection with the Acquisition) without the prior written consent of each other party hereto, and any attempted assignment without such consent will be null and void. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein) and is not intended to create a fiduciary relationship among the parties hereto. Subject to the limitations otherwise set forth herein, any and all services to be provided by each Commitment Party hereunder may be performed by or through any of its affiliates or branches, and such affiliates and branches will be entitled to the benefits afforded to, and will be subject to the obligations of (including, for the avoidance of doubt, confidentiality obligations), such Commitment Party under this Commitment Letter. Except as otherwise set forth herein, this Commitment Letter may not be amended or any provision hereof waived or modified except in a writing signed by each Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (including in “.pdf” format) will be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import in this Commitment Letter or the Fee Letters shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and will not affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. The Commitment Papers supersede all prior understandings, whether written or oral, among you and us with respect to the ABL Facility and set forth the entire agreement and understanding of the parties hereto with respect thereto. No party has been authorized by us to make any oral or written statements that are inconsistent with the Commitment Papers.

THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS COMMITMENT LETTER, WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) and whether or not a Company Material Adverse Effect has occurred, including for purposes of the Financing Conditions, (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy of any Acquisition Agreement Representation you (or your affiliates) have the right to terminate your (or their respective) obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case (whether based in contract, tort or otherwise), be governed by, and construed and interpreted in accordance with, the Law (as defined in the Acquisition Agreement) governing the Acquisition Agreement as applied to the Acquisition Agreement, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

10.	WAIVER OF JURY TRIAL.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION, THE TRANSACTIONS, THE COMMITMENT PAPERS OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES HEREUNDER OR THEREUNDER.

13	Project Norse – Commitment Letter

11.	Jurisdiction.

Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any such court, in any suit, action, proceeding, claim or counterclaim arising out of or relating to the Commitment Papers or the Transactions, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such suit, action, proceeding, claim or counterclaim will be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action, proceeding, claim or counterclaim arising out of or relating to the Commitment Papers or the Transactions in any court in which such venue may be laid in accordance with the preceding clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action, proceeding, claim or counterclaim in any such court and (d) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above will be effective service of process against such party for any suit, action, proceeding, claim or counterclaim brought in any such court.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letters or, prior to your acceptance hereof, this Commitment Letter, or their terms or substance, may be disclosed by you to any other person or entity, except (a) to the Buyer Group and to your and their respective officers, directors, employees, affiliates, controlling persons, members, partners, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential and need to know basis, (b) [reserved], (c) if each Commitment Party consents in writing to such proposed disclosure, (d) that the Term Sheet and the existence of this Commitment Letter (but not the Commitment Letter or any other contents of the Commitment Papers other than the Term Sheet) may be disclosed to any rating agency in connection with the Transactions or (e) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case you agree, to the extent practicable, to inform us promptly thereof to the extent lawfully permitted to do so); provided that you may disclose (i) the Commitment Letter and the contents thereof (but not the Fee Letters or the contents thereof) to the Acquired Business and its officers, directors, employees, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential basis, (ii) the aggregate amount of the fees (including upfront fees and OID) payable under any Fee Letters as part of Projections, pro forma information or as part of generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any syndication of the ABL Facility or other marketing efforts for debt to be used to finance the Transactions or in any public or regulatory filing requirement relating to the Transactions, (iii) on a confidential basis, any Fee Letter and the contents thereof to your and the Acquired Business’ auditors and accounting and tax advisers for customary accounting and tax purposes, including accounting for deferred financing costs, (iv) the Commitment Papers in connection with the enforcement of your rights or remedies hereunder or under any Fee Letter, (v) this Commitment Letter (but not the Fee Letters or the contents thereof) in any syndication of the ABL Facility or other marketing efforts for any other financing of the Transactions, including a prospectus, offering memorandum or offering circular, or in connection with any public filing or proxy in connection with the Transactions or financing thereof, and to rating agencies in connection with obtaining ratings for the Borrower or as may otherwise be required by law, (vi) to the extent the amounts of fees and other economic terms of the market flex provisions set forth therein have been redacted in a customary manner, you may disclose the Fee Letters and the contents thereof to the Company, the Acquired Business and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (vii) you may disclose this Commitment Letter (but not the Fee Letters) in any tender offer or proxy relating to the Transactions and (viii) this Commitment Letter and its contents (but not the Fee Letters or their contents) after your acceptance hereof to the extent that such information becomes publicly available other than by reason of improper disclosure by you or any of your affiliates in violation of any confidentiality obligations hereunder.

14	Project Norse – Commitment Letter

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you and the contents of the Commitment Papers solely for the purpose of providing the services that are the subject of this Commitment Letter and will treat confidentially all such information and the Commitment Papers (including any market “flex” provisions); provided that the foregoing sentence will not prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party agrees to inform you promptly thereof to the extent lawfully permitted to do so, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of any regulatory (including self-regulatory) audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority), (b) upon the request or demand of any governmental, regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof to the extent lawfully permitted to do so prior to such disclosure, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of any regulatory audit or examination conducted by bank accountants or any governmental or regulatory authority exercising examination or regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company or any of your or their respective subsidiaries or affiliates or related parties, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Company or the Buyer Group, (e) to the extent that such information is independently developed by such Commitment Party without reliance on such information, (f) to such Commitment Party and its affiliates and its and their respective officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions, are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), provided, that no disclosure will be made by any Commitment Party, any of its affiliates or any of its or their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents pursuant to this clause (f) to any affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital (each a “Private Equity Affiliate”) or to any employees engaged directly or indirectly in the sale of the Company as representatives of the Company (other than, in each case, such persons engaged by you or your affiliates as part of the Acquisition) (each, a “Sell Side Affiliate” and, together with the Private Equity Affiliates, other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures to act in a supervisory capacity and such Commitment Party’s internal legal, compliance, risk management, credit or investment committee members, the “Excluded Affiliates”), (g) except with respect to any Fee Letter and its contents, to bona fide prospective ABL Lenders, participants or assignees or any bona fide potential counterparty (or its advisors) to any swap or derivative transaction relating to the Acquired Business or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) which agreement will be pursuant to customary syndication practice(h) to ratings agencies, (i) for purposes of establishing a “due diligence” defense or (j) in connection with the enforcement of our rights hereunder or under any Fee Letter; provided that (i) the disclosure of any such information to any ABL Lenders or prospective ABL Lenders or participants or prospective participants will be made subject to the acknowledgment and acceptance by such ABL Lender or prospective ABL Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, which will in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (ii) no such disclosure will be made to any person that was a Disqualified Lender on the date of such disclosure.

15	Project Norse – Commitment Letter

After the closing of the Transactions and at such Commitment Party’s expense, each Commitment Party may (i) with the consent of Borrower, place advertisements in periodicals and on the Internet as it may choose and (ii) on a confidential basis, circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other information about the Transactions, including the amount, type and closing date of the ABL Facility). In addition, the Commitment Parties may disclose the existence of the ABL Facility and the information about the ABL Facility to market data collectors, similar service providers to the lending industry, and service providers to such Commitment Party in connection with the administration and management of the ABL Facility.

For the avoidance of doubt, nothing in Section 12 shall prohibit any person from voluntarily disclosing or providing any information within the scope of this Section 12 to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure by such person set forth in this Section 12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

The obligations under this Section 12 with respect to this Commitment Letter but not the Fee Letters will automatically terminate and be superseded by the confidentiality provisions in the ABL Facility Documentation (to the extent set forth therein) upon the execution and delivery of the ABL Facility Documentation and in any event will terminate on the first anniversary of the date of this Commitment Letter.

13.	Surviving Provisions.

The compensation (if applicable), syndication (if applicable), information (if applicable), indemnification, expense (if applicable), payment of fees (if applicable), confidentiality, jurisdiction, venue, governing law, no agency or fiduciary duty and waiver of jury trial provisions contained in the Commitment Papers will remain in full force and effect regardless of whether definitive financing documentation is executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial ABL Lenders’ commitments hereunder and the Lead Arrangers’ and other agents’ several agreements to provide the services described herein; provided that your obligations under the Commitment Papers with respect to the ABL Facility, other than those relating to compensation, the syndication of the ABL Facility, information and confidentiality, will automatically terminate and be superseded by the ABL Facility Documentation (with respect to indemnification, to the extent covered thereby) upon consummation of the Transactions and the payment of all amounts owing at such time with respect to the ABL Facility under the Commitment Papers.

16	Project Norse – Commitment Letter

14.	Patriot Act Notification.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party and each ABL Lender is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding each Borrower and each Guarantor that will allow such Commitment Party or such ABL Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to each Commitment Party and each ABL Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to the Lead Arrangers (or their designees) counterparts hereof and of the Fee Letters executed by you not later than 11:59 p.m., New York City time, on the fifth business day following the date of this Commitment Letter (the date of receipt by us of such executed counterparts, the “Acceptance Date”). Each Commitment Party’s commitments hereunder and agreements contained herein will expire at such time in the event that such Commitment Party (or its designees) has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letters by all of the parties hereto and thereto, this Commitment Letter and the commitments and undertakings of each of the Commitment Parties shall remain effective and available for you until the date that is five (5) business days after the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof, but without giving effect to any extension thereof pursuant to Section 9.12(b) of the Acquisition Agreement) or, if earlier, (a) the date on which the Acquisition Agreement has terminated in accordance with its terms (other than with respect to provisions therein that expressly survive termination) prior to closing of the Acquisition and/or (b) the date of the consummation of the Acquisition and payment of the consideration therefor and related transactions (but not, for the avoidance of doubt, prior to the consummation thereof) with or without the funding or effectiveness of the ABL Facility. Upon the occurrence of any of the events referred to in the preceding sentence, then the commitments and undertakings of each Commitment Party hereunder with respect to the ABL Facility will automatically terminate, unless such Commitment Party, in its discretion, agrees to an extension. The termination of any commitment pursuant to this paragraph will not prejudice your or our rights and remedies in respect of any breach or repudiation of the Commitment Papers.

[Signature Pages Follow]

17	Project Norse – Commitment Letter

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Cory Loftus
Name:	Cory Loftus
Title:	Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Joon Hur
Name:	Joon Hur
Title:	Executive Director

[Signature Page to Project Norse Commitment Letter]

Accepted and agreed to as of
the date first written above:

NORSE HOLDINGS, INC.

By:	/s/ Erik B. Nordstrom
Name:	Erik B. Nordstrom
Title:	Co-Chief Executive Officer

[Signature Page to Project Norse Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Norse

$1,200 million ABL Facility

Transaction Description

It is intended that:

(a) The Buyer Group intends to acquire (the “Acquisition”) the Acquired Business pursuant to an Agreement and Plan of Merger, dated as of the date hereof (together with all exhibits, schedules and disclosure letters thereof, collectively, the “Acquisition Agreement”) by and among the Company, Holdings and the other parties thereto, pursuant to which, among other things, a wholly-owned domestic subsidiary of Holdings (“Merger Sub”) will merge (the “Merger”) with and into the Company, with the Company surviving the Merger as a wholly-owned domestic subsidiary of Holdings.

(b) The Buyer Group will, directly or indirectly, (i) invest or contribute to Holdings at least 65 million shares of capital stock of the Acquired Business (the “Rolled Equity”) and (ii) contribute, or cause to be contributed, to Holdings cash of at least $1,680,000,000 (the “Equity Contribution”), which includes the gross proceeds of the Parent SPV Loan. Holdings and the Initial Borrower will then, substantially simultaneously with the effectiveness of the ABL Facility, exchange cash for substantially all the outstanding capital stock of the Acquired Business not already held by Holdings. The aggregate amount of the Equity Contribution, when combined with the value of the Rolled Equity (valued at the Merger Consideration price) in connection with the Transactions, will be at least $3,180,000,000 (the “Minimum Equity Contribution”).

(c) The Borrower will obtain $1,200 million in commitments under a senior secured asset-based credit facility (the “ABL Facility”) having the terms materially consistent with those set forth in the Summary of Principal Terms and Conditions attached to this Commitment Letter as Exhibit B (the “Term Sheet”).

(d) The Company’s cash on hand, the gross proceeds of the Equity Contribution and the initial borrowing under the ABL Facility (if any) will be applied on the Closing Date to:

(i) pay the merger consideration to be paid to the holders of shares of Company common stock outstanding immediately prior to the effective time of the Merger for such shares (other than the shares of Company common stock to be rolled over) pursuant to the terms of the Acquisition Agreement and pay the dividends contingent upon the occurrence of the closing under the Acquisition Agreement; and

(ii) finance the repayment of any indebtedness of the Company outstanding under the Company’s existing senior secured credit facility (the “Existing Credit Facility”; the repayment of any indebtedness under the Existing Credit Facility, together with the termination of the commitments thereunder and the release of all guarantees, liens and security interests related thereto is referred to herein as the “Refinancing”); and

(iii) pay fees, costs and expenses related to the Transactions that are required to be paid at the Closing (such fees, costs and expenses, the “Transaction Costs”).

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions.” The Term Sheet, which contain all material terms related to the ABL Facility, are the result of extensive negotiations among the parties hereto. For purposes of the Commitment Papers, (i) “Acquisition Date” means the date or time that the Acquisition is consummated pursuant to the terms of the Acquisition Agreement, and (ii) “Closing Date” means the date that the Acquisition Date occurs and the ABL Facility becomes effective. All references to “dollars” and “$” are to the lawful currency of the United States of America.

Project Norse – Exhibit A

CONFIDENTIAL	EXHIBIT C

Project Norse

$1,200 million ABL Facility

Subject in all respects to the Certain Funds Provisions, the commitments of the Initial ABL Lenders and the Lead Arrangers’ and the ABL Administrative Agent’s agreements to perform the services described herein are subject to the satisfaction (or waiver by the Lead Arrangers) of only the following conditions precedent:

1. The Merger shall have been consummated or will be consummated substantially concurrently with the initial borrowings under the ABL Facility to be funded on the Closing Date in accordance with the terms of the Acquisition Agreement. Since the date of this Commitment Letter, the Acquisition Agreement shall not have been amended, supplemented, waived or modified (whether pursuant to your consent or otherwise) in any respect in a manner that in the aggregate is materially adverse to the Commitment Parties, in their respective capacities as such, without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that each Lead Arranger shall be deemed to have consented to such amendment, supplement, waiver or modification unless it shall object in writing thereto within five business days of receipt of written notice of such amendment, waiver or modification; provided further, that (i) any reduction in the purchase price under the Acquisition Agreement (or amendment, supplement or modification to the Acquisition Agreement pursuant to which such reduction is made) exceeding 10% of the total purchase price will be deemed to be materially adverse to the interests of the Commitment Parties, unless such reduction is applied to reduce the amount of the Equity Contribution until the Equity Contribution is equal to the Minimum Equity Contribution, then to reduce the Equity Contribution on a pro rata basis, (ii) any amendment, supplement, modification or waiver to the terms of the Acquisition Agreement that has the effect of increasing the cash purchase price thereunder to be paid on the Closing Date will not be deemed to be materially adverse to the Commitment Parties if such increase is funded with common equity or preferred equity on terms reasonably satisfactory to the Lead Arrangers and (iii) any amendment, supplement or modification to, or waiver with respect to, the definition of “Company Material Adverse Effect,” the definition of “Outside Date” (or equivalent) or the “Xerox” provisions contained in the Acquisition Agreement (in each case, as in effect on the date hereof) will be deemed to be materially adverse to the Commitment Parties.

2. The Equity Contribution and the Refinancing shall have been consummated or shall be consummated substantially concurrently with the initial borrowing under the ABL Facility to be funded on the Closing Date.

3. There shall not have occurred and be continuing a Company Material Adverse Effect (as defined in the Acquisition Agreement) that would result in the failure of a condition precedent to Holdings’ (or its affiliates’) obligation to consummate the Merger under the Acquisition Agreement or that would give Holdings (or its affiliates) the right pursuant to the terms of the Acquisition Agreement (taking into account any notice and cure provisions) to terminate the Acquisition Agreement in accordance with its terms.

4. The Lead Arrangers will have received the Required Financial Statements (as defined in the Acquisition Agreement as in effect on the date hereof).

5. The ABL Administrative Agent will have received the following, in each case, containing terms that are consistent with the provisions of the Term Sheet and subject to the Certain Funds Provision:

(a)	(i) a credit agreement, (ii) a customary guarantee agreement and (iii) a customary security agreement pursuant to which a lien is granted on the Collateral in favor of the ABL Administrative Agent for the benefit of the ABL Lenders and the other secured parties under the ABL Facility and ABL Administrative Agent is authorized to file customary “all asset” (or substantially equivalent) UCC-1 financing statements with respect thereto and as required thereunder, in each case, executed by Holdings, the Borrower and the other Guarantors, as and to the extent applicable (such credit, guarantee and security agreements, the “ABL Facility Documentation”; and

(b)	any certificated securities representing equity of the Initial Borrower and the Company, in the case of the Company to the extent actually received by you pursuant to the terms of the Acquisition Agreement on or prior to the Closing Date after your use of commercially reasonable efforts, with customary stock powers executed in blank.

6. The ABL Administrative Agent will have received the following (collectively, the “Closing Deliverables”) in each case subject to the Certain Funds Provision:

(a)	customary legal opinions from your counsel with respect to the ABL Facility;

(b)	a customary officer’s certificate (with certification of organizational documents and appropriate authorizing resolutions and to the conditions set forth in paragraph 7 of this Exhibit C with respect to the Specified Representations only) and a customary incumbency certificate from officers of each of the applicable Loan Parties executing the ABL Facility Documentation;

(c)	good standing certificates (to the extent applicable) from the Secretary of State or such other office in the Loan Parties’ respective jurisdictions of organization;

(d)	a solvency certificate substantially in the form attached to the Commitment Letter from the chief financial officer or other officer with equivalent duties of the Initial Borrower;

(e)	a customary borrowing request with respect to any funding of the ABL Facility to be made on the Closing Date, which may be delivered on or prior to the Closing Date; and

(f)	a Borrowing Base Certificate; provided that if the Closing Borrowing Base then applies, such Borrowing Base Certificate shall, in lieu of a description of eligible accounts receivables, inventory and reserves, only refer to the Borrowing Base as $1.0 billion.

7. Subject to the Certain Funds Provision, the accuracy of the Acquisition Agreement Representations and the Specified Representations in all material respects (except to the extent the Specified Representations are qualified by materiality, in which case such representations shall be true and correct in all respects after giving effect to such materiality qualifier).

8. The Initial ABL Lenders will have received at least three business days prior to the Acquisition Date (a) all outstanding documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate required thereunder, that in each case of clauses (a) and (b) has been reasonably requested in writing at least ten business days prior to the Acquisition Date.

9. Payment of fees and expenses due to the Commitment Parties under the Commitment Papers, in the case of expenses and legal fees to the extent invoiced in reasonable detail at least two business days prior to the Closing Date (except as otherwise reasonably agreed by you), and, in each case, required to be paid on the Closing Date, it being agreed that such fees and expenses may be paid with the proceeds of the initial funding under the ABL Facility.

10. Unless consented to by the Lead Arrangers, the Closing Date shall not occur prior to the date that is 60 days following the execution of this Commitment Letter.

CONFIDENTIAL	EXHIBIT D

Form of Solvency Certificate

Date: [_____, ____]

To the ABL Administrative Agent and each of the ABL Lenders
party to the Credit Agreement referred to below:

Pursuant to Section [__] of the Credit Agreement, the undersigned, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, hereby certifies, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, to his or her knowledge, as of the Closing Date, after giving effect to the Transactions (including the making of the Loans under the Credit Agreement on the Closing Date and the application of the proceeds thereof):

(a)	the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(b)	the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c)	the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(d)	the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business as contemplated on the date hereof for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time will be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

* * *

Project Norse – Exhibit D

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

[Borrower]

By:
Name:
	Title:	[Chief Financial Officer]